UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      April 6, 2011

Southern Connecticut Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	000-49784	06-1609692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Church Street
New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)

(203) 782-1100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (ee General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain
                              Officers.

On April 6, 2011, John H. Howland notified the Board of Directors of Southern Connecticut Bancorp, Inc. (the “Company”) that he was resigning as President of the Company and its primary subsidiary, The Bank of Southern Connecticut (the “Bank”), to pursue another opportunity.  Mr. Howland’s resignation became effective April 8, 2011.

The Company’s Board of Directors has appointed Sunil Pallan, age 49, as Interim President of the Company and the Bank effective April 8, 2011.  Mr. Pallan will continue to hold his current position as Senior Vice President and Chief Credit Officer of the Bank.  Mr. Pallan has been employed by the Bank since 2005.  He was appointed Senior Vice President and Chief Credit Officer of the Bank in March 2008.  Prior to that, Mr. Pallan worked for the Bank as Vice President of Loan Administration from January 2007 to March 2008; Loan Administration Manager from July 2006 to January 2007; and Assistant Vice President of Loan Administration from February 2006 to July 2006.  He began his career with the Bank as a credit analyst from October 2005 to February 2006.

The Company and the Bank previously entered into an employment agreement, dated as of January 1, 2011, with Mr. Pallan (the “Agreement”) pursuant to which Mr. Pallan will serve as Senior Vice President and Chief Credit Officer of the Bank through December 31, 2012, unless the Bank terminates the Agreement earlier under the terms of the Agreement.  Mr. Pallan will receive an annual base salary of $140,000 from January 1, 2011 to December 31, 2012.  Mr. Pallan will be eligible for salary increases and other merit bonuses at the discretion of the Company’s Board of Directors.

Mr. Pallan will be provided with health and life insurance comparable to coverage provided to other officers of the Bank, will be reimbursed for certain business expenses, and will be eligible to participate in the profit sharing or 401(k) plan of the Company (or its subsidiaries).

If  Mr. Pallan’s employment is terminated as a result of a “Business Combination” (as such term is defined in the Agreement), Mr. Pallan will, subject to certain conditions, be entitled to receive a lump sum payment in an amount equal to two times the total of his then current base annual salary plus the amount of any bonus for the prior calendar year in the event that (i) Mr. Pallan is not offered a position with the remaining entity at his then current base annual salary (subject to the remaining entity having a reasonable opportunity to remedy the situation), (ii) Mr. Pallan determines in his sole discretion that the position offered by the remaining entity is inconsistent with his current position (subject to the remaining entity having a reasonable opportunity to remedy the situation), (iii) Mr. Pallan’s office is relocated more than 25 miles from its location as of the date of the Agreement or (iv) Mr. Pallan is terminated (other than for certain specified events that constitute cause or as the result of his death or disability) or his office is relocated, within two years following a “Business Combination.”  In any such event, Mr. Pallan will also be entitled to (a) an acceleration of vesting of all stock options and restricted stock previously granted to him and (b) a continuation of benefits under the Agreement for the balance of the unexpired term of his employment, which will be paid at his option as a lump sum payment or ratably over the balance of the unexpired term.

The above description of the Agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.  In addition, a copy of the press release announcing the departure of John H. Howland as President of the Company and the Bank is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

ITEM 9.01.          Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective as of January 1, 2011, by and between Southern Connecticut Bancorp, Inc. and its subsidiary, The Bank of Southern Connecticut, and Sunil Pallan

99.1	Press release of Southern Connecticut Bancorp, Inc. dated April 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2011	SOUTHERN CONNECTICUT BANCORP, INC. By: /s/ Stephen V. Ciancarelli Stephen V. Ciancarelli Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of January 1, 2011, by and between Southern Connecticut Bancorp, Inc. and its subsidiary, The Bank of Southern Connecticut, and Sunil Pallan

99.1	Press release of Southern Connecticut Bancorp, Inc. dated April 8, 2011